Exhibit 99.1

American States Water Announces Earnings for the Fourth Quarter and Full Year 2015

SAN DIMAS, Calif.--(BUSINESS WIRE)--February 24, 2016--American States Water Company (NYSE:AWR) today reported net income of $11.6 million, or basic and fully diluted earnings per share of $0.31 for the fourth quarter ended December 31, 2015, as compared to net income of $13.5 million, or basic and fully diluted earnings per share of $0.35 for the fourth quarter ended December 31, 2014.

Fourth Quarter 2015 Results

The table below sets forth a comparison of the fourth quarter diluted earnings per share by business segment and for the parent company:

	Diluted Earnings per Share
	Three Months Ended
	12/31/2015	12/31/2014	CHANGE
Water	$0.19	$0.21	$(0.02)
Electric	0.03	0.02	0.01
Contracted services	0.09	0.12	(0.03)
AWR (parent)	—	—	—
Consolidated diluted earnings per share, as reported	$0.31	$0.35	$(0.04)

Water

For the three months ended December 31, 2015, fully diluted earnings from the water segment of AWR’s Golden State Water Company (“GSWC”) subsidiary decreased by $0.02 per share to $0.19 per share, as compared to $0.21 per share for the three months ended December 31, 2014. The discussion below includes the items which impacted the comparability of the two periods and excludes the effects of surcharges, which have no impact on operating income.

  A decrease in the water gross margin of $463,000 primarily resulting from a delay in recognizing $1.4 million of Water Revenue Adjustment Mechanism (“WRAM”) revenue, partially offset by rate increases approved by the California Public Utilities Commission ("CPUC") in 2015. Under the accounting guidance for alternative revenue programs such as the WRAM, GSWC is required to recognize revenue for amounts collectable within 24 months following the year in which they are recorded. The $1.4 million represents amounts estimated to be collected beyond the 24 month period. The accounting guidance affects the timing of revenue recognition, but not the collectability of the WRAM; therefore, the $1.4 million will be recognized as revenue as it becomes collectable within 24 months. Due to the impact of state-mandated water-conservation targets on customer usage, GSWC recorded large WRAM balances during 2015. Under current CPUC amortization guidelines, surcharges ranging from 12 - 36 months will be implemented in 2016 to recover the recorded WRAM balances, as well as the $1.4 million not recorded.
  Excluding supply costs, there was an increase in operating expenses of approximately $2.0 million due primarily to increases in: (i) maintenance expense of $1.0 million resulting from higher levels of maintenance activity during the fourth quarter of 2015 compared to the same period in 2014, and (ii) administrative and general expense of $824,000 due to higher legal costs incurred to defend against condemnation-related activities. Though maintenance expenses were $1.0 million higher than last year for the quarter, they were $868,000 higher for the full year 2015 compared to 2014.
  A decrease in interest income of approximately $343,000, primarily due to interest collected on certain outstanding balances owed to GSWC during 2014. There was no similar item in 2015.
  A decrease in the effective income tax rate for the water segment during the quarter ended December 31, 2015 as compared to the same period in 2014. The change in the tax rate is primarily due to changes between book and taxable income from items that are treated as flow-through adjustments in accordance with regulatory requirements.

Electric

For the three months ended December 31, 2015, diluted earnings from the electric segment increased by $0.01 per share as compared to the prior year’s fourth quarter. The CPUC approved rate increases for 2015 and additional revenue increases generated from advice letter filings. These increases were partially offset by an increase in operating expenses mainly associated with energy-efficiency and solar-initiative programs approved by the CPUC. The costs of these programs have been included in customer rates equally over the rate cycle for the years 2013-2016. The spending of such funds increased in 2015 due to the delay in receiving the final decision in November 2014 of the BVES rate case, which authorized these programs. While the new rates approved by the CPUC in November 2014 were retroactive to January 1, 2013, the final decision did not have a significant impact on the electric segment’s net earnings for 2014.

Contracted Services

For the three months ended December 31, 2015, diluted earnings from AWR’s contracted services subsidiary, American States Utility Services, Inc. (“ASUS”), decreased by $0.03 per share as compared to the prior year’s fourth quarter. The decrease was due, in large part, to the recording of construction revenues during the fourth quarter of 2014 resulting from the close-out of a large pipe replacement capital project at Fort Bragg in North Carolina with no similar revenue recorded in 2015. Operating expenses also increased resulting from higher labor and outside services costs.

Full Year 2015 Results

Basic and fully diluted earnings per share for the year ended December 31, 2015 were $1.61 and $1.60, respectively, compared to $1.57 per share on a basic and fully diluted basis for the same period in 2014. In 2014 and 2015, AWR's Board of Directors approved two stock repurchase programs, authorizing AWR to repurchase up to 2.45 million shares of AWR's Common Shares. Both stock repurchase programs were completed in 2015. The repurchase programs were intended to enable AWR to achieve a consolidated shareholders’ equity ratio (as a percentage of total capitalization) that is more reflective of the current authorized equity ratio approved by the CPUC at GSWC and an equity ratio for ASUS that is more consistent with firms in the government contracting industry. As a result, the Company repurchased 1.9 million and 545,000 shares of its stock in 2015 and 2014, respectively, resulting in reduced weighted-average shares outstanding on a diluted basis in both periods, which positively benefited earnings per share in 2015 and 2014. As of December 31, 2015, the equity ratio as a percent of total capitalization was 59%.

The table below sets forth a comparison of the recorded diluted earnings per share contribution by business segment and for the parent company for 2015 and 2014:

	Diluted Earnings per Share
	Twelve Months Ended
	12/31/2015	12/31/2014	CHANGE
Water	$1.19	$1.16	$0.03
Electric	0.07	0.07	—
Contracted services	0.32	0.31	0.01
AWR (parent)	0.02	0.03	(0.01)
Consolidated diluted earnings per share, as reported	$1.60	$1.57	$0.03

Water

For the year ended December 31, 2015, fully diluted earnings per share for the water segment increased by $0.03 per share to $1.19 per share, as compared to $1.16 per share for 2014. The discussion below includes the items which impacted the comparability of the two periods and excludes the effects of surcharges, which have no impact on operating income.

  The water gross margin increased by $1.2 million primarily as a result of CPUC-approved third-year rate increases and advice letter filings for the completion of certain capital projects not previously included in rates. These increases were partially offset by $1.4 million of 2015 WRAM revenues not recognized, as previously discussed.
  Excluding supply costs, there was an increase in operating expenses of approximately $1.0 million due primarily to increases in maintenance costs and depreciation expense. These increases in operating expenses were partially offset by lower other operation-related costs, such as water treatment, mainly as a result of decreases in water usage and pumped water.
  An increase in earnings per share due to the Company’s stock repurchase programs was partially offset by a decrease of $637,000 in other income, net of other expenses (including interest), due to a decrease in interest income as well as a decrease in gains on investments held for a retirement benefit plan resulting from market conditions during 2015.

Electric

For the year ended December 31, 2015 and 2014, diluted earnings from the electric segment were $0.07 per share. Third-year rate increases approved by the CPUC were mostly offset by an increase in operating expenses mainly attributable to increases in costs associated with energy-efficiency and solar-initiative programs approved by the CPUC, as previously discussed.

Contracted Services

For the year ended December 31, 2015, diluted earnings from contracted services were $0.32 per share, compared to $0.31 per share for the same period in 2014. Impacting the comparability of the two periods were the following items:

  An increase of $2.6 million in operations and maintenance ("O&M") management fees in 2015 as a result of successful resolutions of various price redeterminations received during the third quarter of 2015. These price redeterminations included an increase of $1.2 million in retroactive O&M management fees, as compared to the retroactive impact for the price redeterminations received in the same period of 2014.
  An increase in operating expenses of $2.0 million primarily due to an increase in labor, insurance and other outside services costs.
  An overall decrease in construction activity reducing pretax operating income by approximately $2.0 million due to significant work on several larger projects being substantially completed during 2014, which did not recur in 2015.
  An increase in earnings per share due to the Company's stock repurchase programs and a reduction in state income taxes, which vary among the jurisdictions in which it operates.

AWR (parent)

Diluted earnings from AWR (parent) decreased $0.01 per share as compared to the same period in 2014 due primarily to higher state income taxes.

Dividends

On January 26, 2016, AWR's Board of Directors approved a first quarter dividend of $0.224 per share on the Common Shares of the Company. Dividends on the Common Shares are payable on March 1, 2016 to shareholders of record at the close of business on February 16, 2016. American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year since 1954.

Regulatory Matters

GSWC was scheduled to file its next cost-of-capital application in March 2016 based on an extension previously granted. In December 2015, GSWC, along with three other Class A California water companies, filed a request with the CPUC for a further extension by which each of them is required to file its cost-of-capital application. On February 1, 2016, the CPUC approved the one-year extension, until March 31, 2017, by which date the Class A Utilities must file its next respective cost-of-capital application. As part of the agreement for the deferred filing date, the four water utilities agreed to forgo any adjustment that would be triggered by the Water Cost of Capital Adjustment Mechanism for one year. GSWC’s current authorized Return on Equity of 9.43% will continue in effect through December 31, 2017.

In November 2015, GSWC filed a petition to the CPUC, requesting to defer the next electric general rate case filing by one year, to January 31, 2017. In February 2016, the administrative law judge issued a proposed decision, granting GSWC's request to defer the electric rate case to January 31, 2017. The CPUC is expected to vote on the proposed decision during the first quarter of 2016.

Non-GAAP Financial Measures

This press release includes a discussion on the water gross margin, which is computed by subtracting total supply costs from total water revenues. The discussion also includes AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s earnings divided by the Company’s weighted average number of diluted shares. These items are derived from consolidated financial information but are not presented in AWR’s financial statements that are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States. These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules.

The non-GAAP financial measures supplement our GAAP disclosures and should not be considered as alternatives to the GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. The Company uses the water gross margin and earnings per share by business segment as important measures in evaluating its operating results and believes these measures are useful internal benchmarks in evaluating the performance of its operating segments. The Company reviews these measurements regularly and compares them to historical periods and to the operating budget.

Other

Certain matters discussed in this press release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the Company’s Form 10-K for the year ended December 31, 2015 as filed with the Securities and Exchange Commission.

Fourth Quarter 2015 Earnings Release Conference Call

The Company will host a conference call on February 25, 2016 at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time). Interested parties can listen to the live conference call over the Internet by logging on to the investor relations section of the Company’s website at www.aswater.com.

The call will be archived on the Company’s website and available for replay beginning Thursday, February 25, 2016 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) through Thursday, March 3, 2016.

About American States Water

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 260,000 customers located throughout 10 counties in Northern, Coastal and Southern California. The Company also distributes electricity to approximately 24,000 customers in the City of Big Bear and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country through 50-year privatization contracts with the U.S. government.

American States Water Company
Consolidated

Comparative Condensed Balance Sheets
	December 31,
(in thousands)	2015	2014

Assets
Utility Plant-Net	$1,060,794	$1,003,520
Goodwill	1,116	1,116
Other Property and Investments	18,710	17,536
Current Assets	132,697	209,451
Regulatory and Other Assets	135,283	146,675
	$1,348,600	$1,378,298
Capitalization and Liabilities
Capitalization	$791,486	$832,599
Current Liabilities	123,507	99,290
Other Credits	433,607	446,409
	$1,348,600	$1,378,298

Condensed Statements of Income	Three months ended		Twelve months ended
(in thousands, except per share amounts)	December 31,		December 31,
	2015	2014	2015	2014
	(Unaudited)
Operating Revenues
Water	$72,153	$72,983	$328,511	$326,672
Electric	9,235	6,989	36,039	34,387
Contracted services	28,727	29,906	94,091	104,732
Total operating revenues	$110,115	$109,878	$458,641	$465,791

Operating Expenses
Water purchased	$15,893	$12,466	$62,726	$57,790
Power purchased for pumping	1,866	2,252	8,988	10,700
Groundwater production assessment	2,991	3,766	13,648	16,450
Power purchased for resale	3,031	2,579	10,395	9,649
Supply cost balancing accounts	(668)	2,455	7,785	6,346
Other operation	7,851	7,298	28,429	28,288
Administrative and general	20,547	18,535	79,817	78,268
Depreciation and amortization	10,437	9,469	42,033	41,073
Maintenance	4,810	3,886	16,885	16,092
Property and other taxes	3,974	4,073	16,636	16,722
ASUS construction	17,499	17,717	52,810	65,368
Total operating expenses	88,231	84,496	340,152	346,746

Operating income	$21,884	$25,382	$118,489	$119,045

Other Income and Expenses
Interest expense	(4,849)	(4,693)	(21,088)	(21,617)
Interest income	126	468	458	927
Other, net	352	308	356	751
Total other income and expenses	(4,371)	(3,917)	(20,274)	(19,939)

Income from Operations Before Income Tax Expense	$17,513	$21,465	$98,215	$99,106
Income tax expense	5,905	7,953	37,731	38,048
Net Income	$11,608	$13,512	$60,484	$61,058

Basic Earnings Per Share	$0.31	$0.35	$1.61	$1.57
Fully Diluted Earnings Per Share	$0.31	$0.35	$1.60	$1.57
Weighted average shares outstanding	36,605	38,404	37,389	38,658
Weighted average diluted shares	36,835	38,634	37,614	38,880

Dividends Declared Per Common Share	$0.224	$0.213	$0.874	$0.831

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
(909) 394-3600, ext. 707